Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
President and Chief Executive Officer
Phone: 973-602-1001

BRAD PEDERSEN NAMED BREEZE-EASTERN CORPORATION’S

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Whippany, New Jersey, May 22, 2012 - Breeze-Eastern Corporation (NYSE MKT: BZC, the “Company”) today announced that Brad Pedersen has been appointed to serve as the Company’s new President and Chief Executive Officer. Pedersen succeeds Donald M. (Mike) Harlan, who has served as Breeze-Eastern’s President and CEO since January, 2010, and who has decided to resign to pursue other interests. Pedersen has been appointed to the Company’s Board of Directors, filling the seat vacated by Harlan, who also has resigned from the Board.

“Today marks an important transition,” said Robert J. Kelly, Breeze-Eastern’s Chairman. “At the same time that the Board would like to thank Mike for his service to the Company and wish him well in his future endeavors, we look forward to working with Brad to build an even stronger company. Brad brings substantial experience leading similar businesses, a deep understanding of the aerospace industry in general and over 17 years’ experience in the helicopter industry. He has a track record of generating profitable growth by successfully managing engineering development programs and providing strong customer service.”

“I am attracted by Breeze-Eastern’s heritage – rescuing people from dangerous situations,” said Pedersen. “Although Breeze-Eastern is a financially stable, cash generative company with no net debt on its balance sheet,” Pedersen continued, “there is plenty of work to do. I’m eager to join the existing management team and continue their efforts to revitalize the Company’s engineering and new product development efforts.”

Pedersen joins Breeze-Eastern from New Jersey-based Airborne Systems Group, a multi-national developer and manufacturer of parachutes and related aerospace products, where he most recently was President. Before joining Airborne, Pedersen spent six years at Sikorsky Aircraft Corp., as Canadian Maritime Helicopter Project Program Manager, UH-60M Program Manager, and Director of Advanced Programs (R&D). Mr. Pedersen also held a leadership position in the Mergers and Acquisitions group. Before joining Sikorsky, Pedersen from 1983 to 2000 served in a variety of roles at Boeing, including Director – International Apache Programs, Director – Ordnance Programs, Program Manager – Advanced Programs and Flight Test Engineer. Pedersen received a BS, Aeronautical Engineering Technology, and an MBA from Arizona State University.

35 Melanie Lane • Whippany • New Jersey 07981

Tel: (973) 602-1001 • Fax: (973) 739-9333 • www.breeze-eastern.com

Breeze-Eastern Corporation – May 22, 2012 Brad Pedersen Named President and CEO	Page 2 of 2

In connection with his hiring, the Company will grant to Pedersen an option to purchase 400,000 shares of its common stock. The option will have a term of ten years and an exercise price equal to the closing price of the Company’s stock on May 21, 2012. An option to purchase 50,000 shares will be immediately exercisable upon grant, and the option to purchase remaining 350,000 shares will vest gradually in installments of 50,000 shares based upon whether the average closing price of the Company’s common stock over a thirty-day period exceeds certain pre-determined thresholds within certain timeframes.

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 180 people at its facilities in Whippany, New Jersey.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future operating performance, financial results, events, trends and plans. All statements in this news release other than statements of historical facts are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; changes in our sales strategy and product development plans; changes in the marketplace; developments in environmental proceedings that we are involved in; continued services of our executive management team; status of labor relations; competitive pricing pressures; market acceptance of our products under development; delays in the development of products; determination by us to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and other filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.